Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JUNE 23, 2020

LiquidPiston, Inc.

1292a Blue Hills Avenue

Bloomfield, CT 06002

https://liquidpiston.com/

We are offering up to 638,888 shares of Common Stock, including up to 83,333 shares of Common Stock to be sold by selling stockholders and up to 83,333 bonus shares, on a "best efforts" basis.*

SEE “SECURITIES BEING OFFERED” AT PAGE 24

Common Stock	Price to Public	Underwriting Discount and Commissions ***	Proceeds to Issuer Before Expenses	Proceeds to Other Persons****
Price Per Share	$45.00**	$1.575	$43.425	$43.425
Total Maximum	$24,999,975	$874,999.13	$20,506,240.35	$3,618,735.53

* The company is offering up to 472,222 shares of Common Stock, plus up to 70,833 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level, see “Plan of Distribution and Selling Securityholders.”

** Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution and Selling Securityholders.”

*** The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution and Selling Securityholders” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The company and the selling stockholders will pay a cash commission of 3.5% to StartEngine Primary on sales of the Common Stock, and the company will issue warrants for StartEngine Primary to purchase up to 2% of the Common Stock sold through StartEngine Primary (excluding Bonus Shares) at an exercise price of $45.00 per share. The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution and Selling Securityholders” on page 26 for details of compensation payable to third parties in connection with the offering.

**** The selling stockholders are offering up to 83,333 shares of Common Stock, plus up to 12,500 additional shares of Common Stock eligible to be issued as Bonus Shares, after the company has raised $10.2 million in gross proceeds in this offering. The proceeds represent amounts to be paid to the selling stockholders listed in this Offering Circular. See “Plan of Distribution and Selling Securityholders.”

The company expects that the amount of expenses of the offering that it will pay will be approximately $1,500,000, not including commissions or state filing fees.

The company has engaged PrimeTrust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and may hold a series of closings on a rolling basis at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company in its sole discretion. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately,   _____, 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “LiquidPiston,” “we,” “us,” “our,” or “the company” refers to LiquidPiston, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

Company Overview

LiquidPiston develops advanced rotary engines based on the company’s patented thermodynamic cycle and engine architecture. Our engines are compact, powerful, quiet, efficient, low-vibration, multi-fuel capable and scalable from 1HP to over 1500 HP. Starting with first-principles of how engines operate, LiquidPiston Inc. has redesigned the traditional internal combustion engine and developed an innovative, efficient alternative to the piston engines and small turbines in use today. Building on over 15 years of research and development (“R&D”), LiquidPiston provides a power solution that can scale to potentially address the $400 billion internal combustion engine market and can be a key enabler for emerging mobility technologies including electric cars, urban mobility and hybrid electric aircraft, and unmanned aerial vehicles (UAVs) / drones.

Our Products

We are currently developing multiple engine demonstrators based on the X engine architecture. To date, the most advanced X-Engine platform demonstrators have the following features:

•	3kW “X-mini” engine:
o	26.6 cc / chamber,
o	Spark Ignition / Multi-fuel (gasoline, kerosene, Jet-A/JP8),
o	Air-cooled,
o	demonstrated to Technology Readiness Level* (TRL) 6, including demonstration in a ground vehicle, a hybrid electric generator system, and a Class 2 UAV;
•	30kW “X-4” engine core:
o	250 cc / chamber,
o	Compression Ignition (Diesel or Jet-A/JP8 fuel),
o	Liquid-cooled
o	high-compression ratio (up to 26:1),
o	7,000 RPM,
o	demonstrated to TRL 4+.

*Technology Readiness Level (TRL) is an assessment tool used by the US Department of Defence and other government agencies, and their vendors, to evaluate technology maturity and readiness to transition to a higher level of maturity and eventually into use. https://www.ncbi.nlm.nih.gov/books/NBK201356/

LiquidPiston primarily engages in the development of engines based on its new X engine architecture. LiquidPiston also provides engineering services to customers who are interested in evaluating potential engine designs and/or developing a modified or new engine design for their business purposes. In 2019, four conceptual/feasibility studies performed for commercial customers, accounted for more than 50% of the company’s revenues. The company has been awarded approximately $8.6 million in government development contracts over the past 4 years, and approximately $1.1 million in 2019 in commercial contracts toward such developments. LiquidPiston intends to enter into additional government and private development contracts.

Our Mission

Our mission is to develop the most power-dense and efficient engines in the world, and we do this by improving the engine through innovating the fundamentals of how it works - i.e. how the energy in fuel is converted to work and how the physical engine platform is made and functions. Our innovation is rooted in physics, and we're working to fundamentally change (optimize) the thermodynamics of the engine to convert more of the energy contained in the fuel to useful work. This work takes innovation and constant creative problem-solving - we have 49 patents, with 38 issued and 11 pending in the US and internationally, and a rich innovation pipeline.

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The Offering

Securities offered	Maximum of 555,555 shares of Common Stock, plus an additional 83,333 shares of Common Stock may be offered as Bonus Shares. See “Plan of Distribution and Selling Securityholders.”
• Of the 555,555 shares available in this offering, up to 472,222 shares are being offered by the company. The company may offer up to 70,833 additional shares of Common Stock as Bonus Shares.
• Of the 555,555 shares available in this offering, up to 83,333 shares are being offered by existing stockholders. The selling stockholders may offer up to 12,500 shares of Common Stock as Bonus Shares.

Common Stock	1,173,543 Shares
outstanding before the Offering (1)

Series Seed-1 Preferred Stock	88,105 Shares
outstanding before the Offering

Common Stock	1,881,883 Shares
outstanding after the
Offering (assuming a fully-subscribed offering)(2)

Use of proceeds	The net proceeds of this offering will be used primarily to cover research and development expenses related to our products and a portion of the proceeds will go towards other operating expenses including patent filings, business development, other legal, and general administration and office support functions. The details of our plans are set forth in our “Use of Proceeds” section.

(1) Does not include shares issuable upon conversion of outstanding convertible securities.

(2) Assumes the company raises more than $3,000,000 in this offering, triggering conversion of $2,912,466 in principal amount of outstanding convertible securities, plus interest, into shares of Common Stock, and issuance of all available Bonus Shares. Also assumes that the company’s Regulation Crowdfunding offering to sell up to 32,247 shares of Common Stock, and its ongoing private placement under Rule 506(c) of Regulation D under the Securities Act to sell up to 23,100 shares of Common Stock, are each fully subscribed. Does not include shares issuable upon the exercise of options issued under the 2016 Stock Option and Grant Plan (“2016 Stock Plan”), shares allocated for issuance pursuant to the plan, outstanding warrants or shares into which the Series Seed-1 Preferred Stock may convert.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are an early stage company and have generated very limited profits to date.
•	The company has a limited operating history and is unlikely to be able to pay dividends in the near future.
•	We operate in a highly competitive and conservative market against businesses that are more established.
•	We may never have an operational product or service.
•	Developing new products and technologies entails significant risks and uncertainties.

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•	Our new product could fail to achieve the sales projections we expected
•	We cannot assure you that we will effectively manage our growth.
•	Our costs may grow more quickly than our revenues, harming our business and profitability.
•	We rely on third parties to provide services essential to the success of our business.
•	We depend on large industrial partners.
•	We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.
•	As a growing company, we have to develop effective financial and operational processes and controls.
•	We have existing patents that we might not be able to protect properly.
•	We have pending patent approvals that might be vulnerable.
•	Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.
•	The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.
•	Our ability to sell our product or services is dependent on US and international government regulations which can be subject to change at any time.
•	We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in LiquidPiston is likely to continue to be diluted.
•	The company is controlled by its founders.
•	We are offering a discount on our stock price to some investors in this offering.
•	Investors will have no ability to impact or otherwise influence corporate decisions of the company
•	Your ability to transfer your shares may be limited.
•	The loss of one or more of LiquidPiston’s key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.
•	In our prior crowdfunding, we failed to comply with the requirement of Regulation Crowdfunding to provide audited financial statements.

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RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks related to our business and products

We are an early stage company and have not generated any profits in the past two years.

Although our audited December 31, 2019 financial statements do not include an explicit “going concern” opinion on our financial statements, the company may not be able to succeed as a business without additional financing. With the exception of 2017 where the company made a slight profit, the company has otherwise incurred losses from operations and has had negative cash flows from operating activities since its inception. Its current operating plan indicates that LiquidPiston will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing research and development activities. The company has generated revenues totaling $1,148,031, $2,840,294 and $3,281,381 for the years 2019, 2018 and 2017, respectively, from US government Other Transaction Authority research and prototyping agreements (“OTA Agreements”) and expects additional revenues from OTA Agreements and/or from grants or contracts in future years which will be used to offset future research and development expenditures. Without sufficient government or additional fundraising proceeds, the company’s ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which the company has not been able to accomplish to date.

The company has a limited operating history and is unlikely to be able to pay dividends in the near future.

The company is in development stages of its technology, and therefore has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with relatively new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of customers and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. LiquidPiston has incurred a net loss in the last two fiscal years, and has generated limited revenues since inception. There is no assurance that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares.

We operate in a highly competitive market against businesses that are more established.

We expect competition to emerge both from existing and new companies. Our technology has patent-protected attributes which offer certain performance and economic benefits to customers based on what we currently know about the industry and competitors. Some of our competitors will have greater financial means and marketing/sales and human resources than we do. Some competitors may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will not render our technology or products obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will continue and may intensify. Additionally, the combustion engine market is generally conservative, and LiquidPiston seeks to enter the market through partnerships with manufacturers and system integrators. There are significant barriers to entry for a new combustion engine to be introduced to the market, as it takes significant time, funding, and requires compliance with regulations and customer demands. Our strategy of focusing initially on low volume applications, as well partnering, is expected to reduce the funding required as we will rely on partners that have the sales, distributions, manufacturing, and service capabilities that we can leverage. Such an approach has a risk that partners may be conservative and unwilling to be an early adopter of a new technology.

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We may never have an operational product or service.

It is possible that there may never be a commercially operational X-Engine or that the product may never be used to engage in commercial transactions. It is possible that the failure to release the product is the result of a change in business model due to the company making a determination that the business model needs to be changed, or some other external factor not in the company’s control. We cannot guarantee that any changes to our business model will be in the best interest of the company and its stockholders/members/creditors.

Developing new products and technologies entails significant risks and uncertainties.

We are currently in the research and development stage and have only manufactured prototypes for our X-Engines. Delays or cost overruns in the development of our X-Engines and failure of the products to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design, and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

Our new product could fail to achieve the sales projections we expected.

Our growth projections are based on the assumptions that our engine technology can be successfully industrialized, manufactured, sold and supported. We assume that we will be successful in developing partnerships that will financially support the development of engines for their application markets and industrialize, manufacture and support commercial engines on a contract manufacturing or license basis. It is possible that our engines will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

We cannot assure you that we will effectively manage our growth.

LiquidPiston’s employee headcount and the scope and complexity of our business have increased and will continue to increase significantly and we expect headcount growth to continue for the foreseeable future. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing relationships with multiple users, distributors, vendors, and other third parties. In the event of continued growth of the company’s operations or in the number of our third-party relationships, our information technology systems or internal controls and procedures may not be adequate to support our operations. We must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and have to implement more complex organizational management structures, we may find it increasingly difficult to maintain adequate oversight. This could negatively affect our business performance.

The loss of one or more of LiquidPiston’s key personnel, or LiquidPiston’s failure to attract and retain other highly qualified personnel in the future, could harm our business.

LiquidPiston currently depends on the continued services and performance of key members of its management team. The loss of key personnel could disrupt our operations and have an adverse effect on our business. As we continue to grow, we cannot guarantee that we will continue to attract the personnel the company needs to maintain its competitive position. If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing key personnel, we may be unable to grow effectively.

Our costs may grow more quickly than our revenues, harming our business and profitability.

Delivering LiquidPiston’s products is costly because of our research and development expenses and need for employees with specialized skills. We expect our expenses to continue to increase in the future as we continue to expand our product offerings and will need to hire additional employees. Our expenses or the time to market may be greater than we anticipate and our investments to make the business more efficient may not be successful. In addition, LiquidPiston may need to increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

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We rely on third parties to provide services essential to the success of our business.

We rely on third parties to provide a variety of essential business functions for us, including manufacturing, systems integration specialists and other partners we may rely on for commercializing our engine such as public relations and marketing, and distribution firms. There are many available providers of public relations, marketing and services which are used by many firms as a normal mode of operations and we do not expect any significant risks to the company from either the availability or performance of such service providers. Quality and timeliness of machine shops and parts suppliers is critical to our ability to build prototypes for development, internal testing, and customers as well as low quantities of commercial products supplied directly by LiquidPiston to those customers. We have had a successful relationship with Century Tool – our largest supplier of prototype hardware. A high-quality machine shop like Century Tool is crucial to the company and were we to lose the relationship, it would likely take some time to replace it. For larger quantities of commercial products, our plan is to use manufacturing licensees and contract manufacturers with whom formal contracts have yet to be negotiated. For distribution of larger quantities of engines, we intend to use the manufacturing licensees, systems integrators, and OEMs, Discussions with some of those industry players are currently in the early stages. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers' operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance.

Commercialization Risk.

LiquidPiston develops technology for engines. Our business model relies on potential strategic partners to 1) assist in co-development of the engine by either funding a portion of development or investing in-kind resources to assist in the development; and 2) adopt the LiquidPiston engine technology on a licensing basis. The automotive space is known to be especially difficult for a new entrant, which is the reason we have chosen the military and small-engine markets to start, rather than going direct to automotive. However, even in these spaces, there has been no markedly new engine designs that have been successfully commercially adopted since the Wankel engine was developed in the 1960s. Customers are currently concentrated in three development programs/ feasibility studies. These programs focus on initial R&D efforts and are not guaranteed to continue to mature into future programs. Our business model relies on partners to license, co-develop and manufacture engines. If partners do not take on this capital- intensive initiative, the company would require significant additional financing to bring the engines to market.

We depend on large industrial partners.

The company’s strategy is based on providing engineering services and technology licenses to established companies that can manufacture engines, integrate engines in systems that require engines, and distribute and support the engines and systems. We may not be able to consummate such strategic partnering agreements with supply chain and go-to-market partners, which could seriously limit or delay our revenue growth and profitability.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

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The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

On March 18 and March 22, 2020, the Company issued a policy directive to its employees defining rules and working instructions for ongoing business operations. Since, in accordance with Defense Industrial base (DIB) determination, LiquidPiston is considered an essential business, the company has remained open but all staff that was able to productively work from home was recommended to work remotely. Additional safety restrictions were placed onto employees whose presence was required at the company’s headquarters, including requirements for personal hygiene and social distancing. Approximately 20% of the company’s employees have been authorized to work from the company's headquarters, specifically, covering hardware manufacturing, product assembly and testing activities, while the remainder continue to work from home.

While cancellation of existing client contracts due to pandemic-related financial hardship has not occurred to date, some negotiations for expected contracts were delayed or frozen for an indeterminate time, which has had and is expected to have a material effect on the company’s forecasted revenues.

On May 5, 2020 LiquidPiston, Inc. entered into a Small Business Administration (“SBA”) loan under the Paycheck Protection Program (“PPP”) in the amount of $323,507 with Westfield Bank, a federally chartered thrift. The loan will mature 2 years from the date it was issued (May 5, 2020) and will accrue interest at a rate of 1% per year. If the company does not apply for loan forgiveness, the company will be required to pay principal and interest payments of $13,622.62 every month, beginning seven months from the month the loan was issued. The company intends to apply for loan forgiveness by utilizing the funds in accordance with defined loan forgiveness guidance issued by the government. The Paycheck Protection Program Flexibility Act of 2020 authorized the company to apply for forgiveness of the funds utilized over the course of 24 weeks so long as the full-time equivalent staffing level remains the same (or increases) and that at least 60% of the funds are utilized to pay payroll costs. LiquidPiston intends to utilize at least 90% of the funds on payroll, exceeding the minimum 60% threshold, and intends to maintain staffing levels. We have also applied for additional assistance from the SBA but cannot be certain that such assistance will be available.

As a growing company, we have to develop effective financial and operational processes and controls.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out with the support of third-party professional services firms. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

Risks related to Intellectual Property and Government Regulation

We have existing patents that we might not be able to protect properly.

One of the company's most valuable assets is its intellectual property. LiqiudPiston has 49 patents (US and International), granted and pending. Additionally, the company owns trademarks, copyrights, Internet domain names, and trade secrets. We believe one of the most valuable assets of the company is our intellectual property portfolio. The company intends to continue to aggressively develop new intellectual property and has a long-standing relationship with a leading intellectual property (IP) law firm. Our competitors may attempt to misappropriate or violate intellectual property rights owned by the company. The company intends to protect its intellectual property portfolio from such violations, within the constraints of our available resources. It is important to note that unforeseeable costs associated with such practices may consume a significant portion of our capital, which could negatively affect our research and development efforts and our business, in general.

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We have pending patent approvals that might be vulnerable.

The company needs to continuously register new patents and other intellectual property protections. Some of our intellectual property such as patents, trademarks, copyrights, Internet domain names, and trade secrets may not currently or in the future be registered with the proper authorities. Our competitors may attempt to register our intellectual property as their own or take advantage of the lack of protections. Any unforeseeable costs associated with protecting ourselves from such practices may negatively affect our financial condition and operations.

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

Although the company focuses on broad IP development and uses a leading IP law firm as part of its robust process, intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our patents protection without obtaining a sublicense, it is likely that the company's value may be materially and adversely impacted. This could also impair LiquidPiston’s ability to compete in the marketplace. Moreover, if our patents are deemed unenforceable, the company’s ability to generate revenues and profits will be negatively impacted.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

Patent, trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our patents, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our patent(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our patent(s) could have adverse consequences for the company, including undermining the credibility of our intellectual property, reducing our ability to enter into licensing agreements, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our patents(s) because of the cost of enforcement, your investment in the company could be significantly and adversely affected.

Our ability to sell our product or services is dependent on US and international government regulations which can be subject to change at any time.

Our products will be subject to environmental (e.g., emissions) regulations issued and enforced by the US Environmental Protection Agency’s (EPA) and equivalent agencies in other countries. For certain applications (e.g., Aviation) there will be additional performance, reliability, and safety certification requirements that our products must meet in order to be used by systems integrators and operators for those applications. Our ability to sell products for certain applications is or may be dependent on government regulation, such as the State Department, the Department of Commerce and other relevant government laws and regulations, especially concerning exports of certain product which may have military applications, subject to International Traffic in Arms Regulation (ITAR). The laws and regulations concerning the selling and use of our product may be subject to change and if they do then the selling of product may no longer be in the best interest of the company. At such point the company may no longer want to sell products into selected markets and your investment in the company may be negatively affected.

Risks related to the Offering

We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in LiquidPiston is likely to continue to be diluted.

The company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case it will cease operating and you will get nothing. Even if we sell all the shares of Common Stock we are offering now, the company will possibly need to raise more funds in the future, and if it can't get them, we may fail. LiquidPiston may offer additional shares of its Common Stock and/or other classes of equity or debt that convert into shares of Common Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.”

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The company is controlled by its founders.

The company’s founders, Alexander Shkolnik and Nikolay Shkolnik, currently hold a majority of the company’s Common Stock, and at the conclusion of this offering will continue to hold a majority of the company’s voting stock. In addition, the company’s CEO holds an irrevocable proxy granted to him by investors holding securities representing 164,511 shares, equal to 7.85% of the company’s voting stock, who purchased securities in the company’s recent Regulation Crowdfunding offering and in private placements of Common Stock and convertible securities, and will be granted an irrevocable proxy by investors in this offering. As a result, investors in this offering will not have the ability to control or influence a vote of the stockholders.

We are offering a discount on our stock price to some investors in this offering.

Certain investors, specifically current stockholders of StartEngine Crowdfunding, Inc., an affiliate of StartEngine Primary, and investors in this offering who invest more than $5,000, are entitled to a discount to the share price in this offering; see “Plan of Distribution and Selling Securityholders.” Therefore, the value of shares of investors who pay the full price in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for the same stake in the company.

Investors will have no ability to impact or otherwise influence corporate decisions of the company.

The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the company’s CEO to vote their shares of Common Stock and any other securities of the company that they may acquire on all matters put to a vote of the stockholders. Furthermore, transferees of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. For more information, see “Securities Being Offered – Common Stock – Voting Rights; Proxy.”

Your ability to transfer your shares may be limited.

The subscription agreement that investors will execute in connection with this offering contains a “market stand-off” provision applicable to shares of the Common Stock in the event of an initial public offering (“IPO”), which may limit or delay an investor’s ability to transfer shares of Common Stock for a period of time surrounding such an offering. See “Securities Being Offered – Common Stock – Restrictions on Transfer” for further information.

By purchasing shares in this offering, an investor agrees to waive certain inspection rights set forth in Section 220 of the General Corporation Law of Delaware, which limits such investor’s ability to obtain certain corporate information from us.

Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. By purchasing shares in this offering, investors agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. Despite our obligation to publicly file certain reports under Regulation A, such waiver will limit an investor’s ability to obtain information from us for certain proper purposes under the General Corporation Law of Delaware, which may prevent or delay an investor from evaluating our business or such investor’s investment in our securities.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of our Common Stock. Shares of our Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment.

In our prior crowdfunding, we failed to comply with the requirements of Regulation Crowdfunding.

In conjunction with the company's second offering pursuant to Regulation Crowdfunding, the company included 2016 and 2017 financial statements that were reviewed by a third-party accountant but were not audited in accordance with the rules under Regulation Crowdfunding. The company underwent a full audit of its 2017 and 2018 financial statements, and the audited statements of 2017 did not materially differ from those that had been reviewed. Since the conditions of Regulation Crowdfunding were not met, investors in the second Regulation Crowdfunding offering, which raised $793,137, may have the right to have their investments refunded.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table demonstrates the price that new investors are paying for their shares of Common Stock with the effective cash price paid by existing stockholders, giving effect to full conversion of all outstanding stock options and outstanding convertible notes and assuming that the shares are sold at $45.00 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the Commission requires. The share numbers and amounts in this table assume that the company raises at least $3,000,000 in this offering, triggering the conversion of all of the company’s convertible securities into shares of Common Stock, and conversion of all issued options into shares of Common Stock at weighted average exercise price. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of March 31, 2020.

Dilution Table

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2016	1,000,000		1,000,000	0.0001	(1)
Outstanding Stock Options (2)	2016-2019		124,708	124,708	0.75	(3)
Exercised Stock Options	2017-2019	2,652		2,652	0.59	(4)
Common Stock	2016-2020	170,891		170,891	12.22	(5)
Series Seed-1 Preferred Stock	2016	88,105		88,105	10.27	(6)
Convertible Notes	2017		81,704	81,704	15.90	(7)
Convertible Notes	2018		22,445	22,445	20.05	(8)
Convertible Notes	2018-2019		48,737	48,737	26.66	(9)
Common Stock	2020		12,399	12,399	31.74	(10)
Total Common Share Equivalents		1,261,648	289,993	1,551,641
Investors in this offering, assuming $24,999,975 raised		543,055		543,055	39.13	(11)
Total after inclusion of this offering		1,804,703	289,993	2,094,696

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(1)	Shares of Common Stock issued for $.0001 par value in LiquidPiston Holdings Inc. through a reverse merger in January 2016
(2)	Assumes conversion of all outstanding issued options. Excludes an additional 5,292 shares of Common Stock reserved for issuance under the 2016 Stock Plan. If such shares are issued, investors in this offering would be further diluted.
(3)	Stock option pricing reflected is the weighted average exercise price of outstanding options.
(4)	Stock option pricing reflected is the weighted average exercise price of exercised options.
(5)	The company had issued convertible notes in 2016, which were converted into Common Stock in 2019. Also includes 13,496 shares issued since December 31, 2019 in private placements. Does not include 8,920 shares that remain available at May 15, 2020 to sell in private placements. If such shares are issued, investors in this offering would be further diluted.
(6)	The company issued convertible notes in 2016, which were converted into Series Seed-1 Preferred Stock shares in 2019.
(7)	In 2017 the company issued several series of convertible notes for total proceeds of $1,299,149. The notes accrue 4% simple interest and have a valuation cap of $25 million. Assuming at least $3,000,000 is raised in this offering, the terms of this offering would trigger conversion of the notes into a total of 124,708 shares of Common Stock, assuming interest is accrued through July 27, 2020. Maturity dates range from 2-3 years.
(8)	In 2018 the company issued several series of convertible notes for total proceeds of $450,000. The notes accrue 4% simple interest and have a valuation cap of $30 million. Assuming at least $3,000,000 is raised in this offering, the terms of this offering would trigger conversion of the notes into a total of 21,896 shares of Common Stock, assuming interest is accrued through July 27, 2020. Maturity dates range from 2-3 years.
(9)	In 2018-2019 the company issued several series of convertible notes for total proceeds of $1,163,317. The notes accrue 4% simple interest and have a valuation cap of $35 million. Assuming at least $3,000,000 is raised in this offering, the terms of this offering would trigger conversion of the notes into a total of 44,848 shares of Common Stock, assuming interest is accrued through July 27, 2020. Maturity dates range from 2-3 years.
(10)	Common Stock issued at $36.50 per share, plus a 10% bonus on shares, through a Regulation Crowdfunding offering that terminated on April 13, 2020. The offering raised total gross proceeds of $1.07 million, not including broker compensation or offering costs. As of May 1, the company has not yet received full proceeds which are held in escrow, and these numbers are estimates.
(11)	Assumes 555,555 shares of Common Stock sold through this offering, with 85% of these shares being newly issued Common Stock, plus up to a maximum of 15% Bonus Shares.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses, commissions and sales by selling shareholders, will be approximately $19 million, after deducting estimated offering expenses of approximately $2,380,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios as follows:

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount

Gross Proceeds to the company	$6,250,000	$10,690,000	$16,040,000	$21,380,000
Estimated offering fees and expenses	$670,000	$1,220,000	$1,790,000	$2,380,000
Net Proceeds	$5,580,000	$9,470,000	$14,250,000	$19,010,000
Engine and Product Development	$4,000,000	$6,000,000	$8,750,000	$11,500,000
Test Cell / Lab Equipment capital expenditures		$750,000	$1,500,000	$2,250,000
Manufacturing Readiness		$750,000	$1,250,000	$1,750,000
Business Development & Marketing	$500,000	$500,000	$750,000	$1,000,000
Patents/Legal/Other general and administrative expenses	$500,000	$750,000	$1,000,000	$1,250,000
Contingency	$580,000	$720,000	$1,000,000	$1,260,000
Total net use of proceeds	$5,580,000	$9,470,000	$14,250,000	$19,010,000

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering. In this event the use of proceeds will be adjusted by management based on the amount raised.

The company reserves the right to change the above use of proceeds if management believes doing so is in the best interests of the company.

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THE COMPANY’S BUSINESS

Overview

LiquidPiston’s mission is to dramatically improve the efficiency of converting the energy contained in fossil fuels into useful power by developing the industry’s most efficient and power dense Internal Combustion Engines (ICEs). Power and energy are essential for virtually all (ground, sea, and air) vehicles and portable power generation. For many decades to come, the world will be largely dependent on fossil fuels, even though we expect and support a concerted move towards vehicle electrification. The reality of battery technology is that fossil fuel has approximately 50 times the energy density of today's best batteries so the battery learning curve will take many decades to even get close to the energy density of fossil fuels. Of the engine solutions available today, the gasoline engine is inefficient; diesel engines are big and heavy; turbine engines are extremely inefficient (at small scale, below 500 hp) and all engines produce environmentally harmful emissions.

Our vision is that we can do significantly better by focusing on the fundamental physics of how engines operate. With this guiding vision, we developed an optimized thermodynamic cycle - something that hasn't fundamentally changed in over 100 years. When we rethink the cycle, we also have to rethink the engine platform and operation as we know it, because today's piston engines are not able to run this optimized cycle. The result is our "X" Engine architecture, which is cleaner, more efficient, quieter, and smaller than legacy piston engines.

It may seem counter-intuitive to think about potentially investing in ICE technology in the context of a low-carbon economy and world. However, we posit that this effort can have as large or larger direct impact on fossil fuel usage and CO2 production as any other single technology initiative that we can currently think of. For LiquidPiston, changing the ICE paradigm doesn't have extending ICE usage as the mission; rather, it's about driving energy efficiency, CO2 reduction, vehicle electrification -- effectively hastening the sun-setting of traditional ICEs. We view our technology as complementary to electrification, where compact, lightweight onboard generators can efficiently keep batteries charged, with the main propulsion system taking full advantage of what electrical propulsion has to offer (especially with respect to noise, vibration, and efficiency gains through regenerative braking).

Our business objective is to proliferate the adoption of our technology on a global scale as rapidly as possible with a technology licensing and engineering professional services business model while also providing engines in low volumes and selected demonstrator products (i.e., generators) to prime the market. The sale of a mix of products, recurring royalty licenses, and professional services has the potential to generate superior financial returns as engine deployment volume increases in future years.

Principal Products and Services

We are positioning ourselves mainly as a technology company, not as an engine manufacturer. We plan to license our technology to partners, while also offering technical engineering consulting services to custom design and develop application-specific engines for our partners and customers, which include engine manufacturers and systems integrators.

Our business model is to design, develop, license, and produce engines and hybrid-electric power solutions based on our patented technology:

1.	Design of bespoke power solutions for partners/customers, on a Non-Recurring Engineering (NRE) services basis;
2.	License of engine technology to manufacturers, or supply of engines to integrators/OEMs through direct manufacturing, or through manufacturing partnerships and contract manufacturing.
3.	The technology is scalable up to 1000 HP+, allowing LiquidPiston and our partners to serve markets from lawn and garden equipment to range-extended Electric Vehicles to helicopters.
4.	Continue to innovate the core engine technology platform. LiquidPiston currently has 49 US and international patents granted/pending; a robust innovation pipeline, and a next generation engine lab prototype.
5.	Assemble, test and sell low-medium quantities of engines for customer piloting needs and low to medium volume production requirements. We will use contract manufacturers, parts vendors, and machine shops to supply our in-house assembly and test operation. Hybrid approaches are also possible, whereby LiquidPiston manufactures the engine cores, and provides the cores to engine manufacturers which are then integrated into a full engine.

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Technology

LiquidPiston develops advanced rotary engines based on the company’s patented thermodynamic cycle and engine architecture, resulting in improved efficiency and high-power density. The X-Engine’s few primary moving parts consist of a rotor and an eccentric shaft. Except for ancillary parts such as injectors, fuel pumps, and oil pumps, there are no other moving parts, making the X-Engine extremely simple and elegant.

Our technology and product development build on over 15 years of prior research and advanced development with more than $30 million (including government- and customer-funded programs) invested. We have an extremely strong intellectual property position with 49 international patents (38 issued or granted, 11 pending) and a rich innovation pipeline.

The result is our "X" Engine architecture, which has the potential to be cleaner, more efficient, quieter, and smaller than legacy piston engines. Compared to piston engines, the rotary X-Engine can be 3-10 times smaller and lighter than a Diesel engine, and up to 2 times more efficient than a gasoline or turbine engine. Our X-Engine is also the first rotary engine that can naturally burn heavy fuels (e.g., diesel, jet fuel) using Compression Ignition, which offers high efficiency, as well as significantly easing the logistical burden for military applications, and other applications where Diesel or Jet fuel is more readily available. Higher fuel efficiency reduces the wasted energy typically lost through cooling losses and engine exhaust seen in other engine designs.

The technology can potentially scale from 1-1000 hp, displacing engines pretty much anywhere they are used today.

Technology status: We have 2 operational engine prototype platforms (79cc “X Mini” and 750cc “X-4”) under development and incorporated into pilot and demonstration systems as described below. Since 2019, we have also been working on four customer-funded development programs, starting with feasibility / pilot studies. Three of the funded concept studies involve engines of different power ranges for aviation auxiliary power and UAV propulsion applications.

Technology use proof points achieved to-date:

•	"X-Mini" engine, 26 cc / chamber, Spark Ignited / Multi -fuel (includes gasoline, kerosene, Jet - A/ JPS), 2-3kW, air cooled, demonstrated to Technology Readiness Level (TRL) 6;
	o	Inserted into 1.5kW hybrid electric generator, prototype delivered and undergoing field testing by the U.S. Army on the M777 Howitzer
	o	Inserted into a go-kart vehicle demo [video: https://vimeo.com/170502635]
	o	Inserted into a 55lb heavy-fueled UAV [video: https://vimeo.com/366145645]
•	"X-4" engine, 250 cc / chamber, Compression Ignition (Diesel or Jet - A fueled) engine. Demonstrated to TRL 4+, including 30kW (net indicated), high-compression ratio up to 26:l, operation up to 7,000 RPM.

Market and Traction

The market for combustion engines is worth over $400 billion annually with many accessible application segments which can benefit from the use of LiquidPiston engine technology. These application market segments include, but are not limited to:

•	Portable ground electric power generation – military, industrial/commercial, and consumer
•	Aviation Auxiliary Power Units (APUs)—fixed wing aircraft, rotorcraft, and large UAVs; military and commercial
•	Direct and hybrid propulsion for UAVs – military and commercial
•	Vehicle range extender units for serial hybrid propulsion – ground, air, and marine vehicles; military and commercial
•	Powered equipment and tools – e.g., lawn and garden, etc.
•	Combined heat and power units – residential and small commercial

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For our initial company-building phase, we are focusing on military and aerospace markets, whose propulsion and power generation segments are low volume, high price and value and are a great fit with LiquidPiston’s value proposition. In subsequent company-buildings phase, we plan to enter industrial and commercial, marine, urban air mobility, and automotive markets which represent higher volume opportunities and will enable LiquidPiston and our manufacturing partners to scale operations. With our licensing and professional services business model, we will assign teams of engineers to work with our customers/partners to introduce new engine platforms for virtually any segment of the engine market.

The US. military is an initial market for our engines and we have secured two significant contracts to-date:

•	We have successfully completed several phases of development with Defense Advanced Research Project Agency (“DARPA”) (totaling $5.6 million), resulting in development of a 30kW Compression Ignition engine core that could be used for UAVs, generators, or other applications.
•	We shipped our first fielded prototype to the US Army: a Compact Artillery Power System (CAPS) generator set, which burns diesel/jet fuel and weighs approximately 30% of the weight of the generator currently deployed and used by the Army. This unit has successfully powered the M777 Howitzer in initial field testing.
•	We are a finalist in the US Army xTechSearch 3.0 competition, for which we demonstrated a successful flight of a Class 2 (55lb) UAV powered by our X-Mini Engine burning jet fuel. https://www.arl.army.mil/xtechsearch/competition.html#xtech3

We secured 4 concept/feasibility studies with industrial firms during 2019, totaling $1.1 million. Three of these focus on aerospace applications and could lead to significant follow-on development programs.

Our current customer pipeline, if converted into customer-sponsored development programs which result in those customers commercializing systems using our engines, could support significant revenue growth for LiquidPiston engineering services and technology licenses.

We continue to apply for US Department of Defense (“DoD”) and Department of Energy (“DoE”) grants and program technology development and procurement contracts and were recently notified that we have been selected for contract negotiation for a Phase I US Army SBIR relating to UAV propulsion. This Phase I effort is for $100,000 which we will use to further develop our UAV proof-of-concept demonstrator, but a successful Phase I can position us for a larger Phase II award and provide a showcase for interested DoD program offices. At the date of this Offering Circular, we have proposals and white papers submitted to multiple units of the U.S. DoD, DoE and NASA.

Competitors and Industry

Competitors

There are a couple other startups doing combustion engines. Most of them focus on relatively large engines because they are going after the automotive and trucking industry, which is worth hundreds of billions of dollars. But even a very good, proven technology can take about 20 years to be adopted into the general automotive space, which is why we are focusing on other market segments such as generators, auxiliary power supplies and UAV propulsion.

Competitive Advantage

We are currently focused on non-automotive markets requiring much smaller engines, with less development and a shorter design-in cycle. Longer term, we see a lot of room for growth even within the automotive industry as more and more vehicles electrify and evolve to self-driving vehicles. We anticipate that by then, a substantial segment of the automotive market should be looking for lighter vehicles and smaller efficient engines for range-extender applications.

We believe that our rotary engines will be the first major disruption to engine technology in over a century. To our knowledge, we are one of the only companies in the world developing engines based on a disruptive, optimized thermodynamic cycle. Other companies are focused on incrementally improving cycles first commercialized in the late 1800s. Our engines offer size and weight advantages, with potential for significantly increased range and reduced CO2 emissions compared to gasoline and diesel-powered vehicles. Our technology can also be a key enabler for the broad adoption of electric vehicles. When used in conjunction with electric propulsion in a hybrid configuration, the LiquidPiston engines allow more range for an electric vehicle, while using smaller, lighter, more cost-effective batteries. We are maintaining a sustainable competitive advantage based on our ever-increasing IP (patents and know-how) and being the knowledge base and “clearinghouse” of all learning associated with our core engine technology.

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Industry

The global internal combustion engine market is greater than $400 billion. About 75% of that is automotive and trucks, which still leaves over $100 billion for other applications. That non-automotive market is where we currently plan to enter – i.e., generators, Unmanned Aerial Vehicle (UAV) direct and hybrid electric propulsion, and aviation and land vehicle auxiliary power units.

Longer-term, LiquidPiston plans to be in the range-extender engine market as the automotive industry increasingly becomes hybrid electric and we achieve a higher manufacturing volume and lower per unit cost point. Our power density and hjgh efficiency will make our engine an ideal fit for that application.

Intellectual Property

We have applied for 49 international patents, of which 38 have been issued or allowed, and 11 are pending.

Research and Development

We have spent $3 million on research and development in 2018 and $2.5 million in 2019. Since 2006, we have spent approximately $30 million in total, including funding we received from the U.S. government.

Manufacturing and Suppliers

We use different suppliers for parts, machining, and treatment processes. These vendors are mostly US-based. To date, LiquidPiston has been performing all engine assembly and testing in-house. No individual supplier accounted for more than 5% of our expenses in 2018 and 2019, except Century Tool – our largest supplier of prototype hardware – in 2018. Century tool is a machine shop in Connecticut that offers high quality precision prototype machining services. LiquidPiston has a network of other machine shop suppliers, but frequently used Century Tool which historically has delivered prototype parts within specification and on time. If an alternate supplier is required, it may result in delays or errors in manufacturing and additional quality assurance within LPI that is currently performed by Century Tool itself.

Employees

The company currently has 18 full-time employees including 2 interns, as well as 2 independent contractors, including Per Suneby, our SVP of Corporate Development (half time), and an engineering advisor who works between 50% and 100% time.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

We do not own real property and are currently leasing our offices in a 12,000 sq. ft industrial facility in Bloomfield, Connecticut.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Circular.

Overview

LiquidPiston, Inc. was incorporated in the State of Delaware on June 21, 2004, and maintains its headquarters and physical plant in Bloomfield, Connecticut.

We have incurred losses from operations and have had negative cash flows from operating activities since our inception. The company's current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing research and development activities.

Results of Operations

Year ended December 31, 2019 Compared to Year ended December 31, 2018

The company generated revenues totaling $2,093,908 and $2,840,294 for the years 2019 and 2018, respectively. Booked revenue declined in 2019 compared to 2018 because our US Army and DARPA contracts were successfully completed by July 2019 and the revenue was not completely replaced by new government grants and commercial contracts. As has been discussed in “The Company’s Business,” during 2019 the company booked 4 concept studies with major industrial companies totaling approximately $1.1 million, which is our first step towards reducing our dependence on US DoD revenue sources. Revenues in 2019 were reduced by costs of revenue of $454,415, resulting in a gross profit of $1,639,494. Costs of revenue consist of engineering labor and parts, machining, and other non-personnel expenditures associated with a contract. In 2018, all of the company’s revenue came from US Department of Defense development grants and the related engineering labor and parts, machining, and other non-personnel expenditures were not accounted for as costs of revenue, but rather as research and development expenditure.

Operating expenses consist of research and development costs and general and administrative expenses. Research and development expenses totaled $2,685,961 in 2019 and $3,665,978 in 2018, a decrease of $980,017 or about 27%. As discussed above, we are pursuing and expect to receive additional government grant revenues in future years which will be used to offset future research and development expenditures. General and administrative expenses consist of labor, including the office manager and SVP of Corporate Development; travel expenses; certain equipment, tooling, and parts. General and administrative expenses totaled $663,9640 in 2019 and $564,696 in 2018, an increase of $99,244. This increase was due to primarily to the addition in 2019 of a project manager position.

Other income (expense) increased from an expense of $124,024 in 2018 to an expense of $158,899 in 2019. This increase in expenses was primarily due to an increase of $30,381 in interest expense as the company issued additional convertible promissory notes during 2018 and 2019. See “—Liquidity and Capital Resources – Indebtedness.”

As a result of the foregoing, our net loss was $1,205,366 in 2019 compared with $949,708 in 2018.

Liquidity and Capital Resources

As of December 31, 2019, the company had $1,554,653 in cash and cash equivalents on hand.

Historical results and cash flows

In 2019, the company had revenues from four industrial companies that covered approximately one third to one half of its expenses. In the future, these programs could grow significantly, or they could halt. The company has also applied for a number of new development contracts from the DoD, and believes it is possible for at least one such program to kick off in 2020. Aside from these revenue streams, LiquidPiston is relying on fundraising, including this offering and private placements of equity securities, for its continued operations. In addition to this offering, the company is also working on nondilutive sources of funding including government contract opportunities and non-recurring engineering development projects reimbursed by customers / partners.

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Government revenue in 2019 was significantly lower than 2018, as prior DoD awards through DARPA and the Army were concluded (LiquidPiston successfully delivered all contractual deliverables of these programs). However, as mentioned above, LiquidPiston began working with 4 companies on paid development (feasibility study) programs in 2019. The company is also seeking additional government development funding which will take time to put in place. Overall revenue in 2019 was lower than in 2018 and may remain lower until substantial revenue generating development programs are initiated, which the company is currently involved in securing through further government contracts as well as transitioning to full engine development programs through its partners.

In January 2020, LiquidPiston launched an offering under Regulation Crowdfunding under the Securities Act, aiming to raise gross proceeds of up to approximately $1.07 million. As of May 15, 2020, the company has issued 30,233 shares for total gross proceeds of $967,505.50. In February 2020, LiquidPiston commenced a private placement under Rule 506(c) of Regulation D under the Securities Act to sell up to 21,000 shares of Common Stock at a price of $36.50 per share. As of May 15, 2020, the company has issued 14,180 shares for total gross proceeds of $491,616. In addition, LiquidPiston has agreed to issue certain of these investors up to an additional 2,100 shares of Common Stock as “bonus” shares based on the size and timing of their investment. Based on the success of these raises and our expenses of approximately $3 million per year and current cash on hand, without any additional revenue streams and without any additional investment, the company has a cash out date at the end of December 2020.

On June 10, 2020 LiquidPiston, Inc. was approved for and issued a Loan Authorization and Agreement by the Small Business Administration (“SBA”) for an Economic Injury Disaster Loan (EIDL) in the amount of $150,000, and will use all proceeds of this Loan as working capital to alleviate economic injury sustained due to COVID-19. The Company intends to enter into this agreement and accept funding shortly. Repayment will begin twelve months from the date of the promissory note with a 30 year term. Interest will accrue at 3.75% per year, and will only accrue on funds actually advanced from the date of each advance, with fund disbursement at the discretion of SBA Counsel.   This debt is collateralized with Company assets.

The company expenses currently include a staff of 18, primarily technical employees (mostly engineers, a full time CNC machinist, a technician, an office manager, 2 interns, and company management including CEO, CTO, SVP of Corporate Development, Chief Engineer, and Project Manager). Expenses include salaries, overhead, and also maintenance of a CNC machine shop and two AC motoring dynamometer test cells. The company incurs significant expense in machining outsourced parts to support its prototype development efforts.

Indebtedness

During 2016, the company entered into convertible promissory notes with investors totaling $1,481,000. The notes were scheduled to mature during 2019 and bear interest at a rate of 6% per annum. On August 23, 2019, $905,000 of these convertible notes, together with accrued interest totaling $158,591 were converted to 88,105 shares of Series Seed-1 Preferred Stock. The conversion was based on an average calculated price per share of $12.0714 in accordance with the convertible note documents. Also, during 2019, $556,000 of these convertible notes, together with accrued interest totaling $100,104, were converted to 126,478 shares of Common Stock.

During 2017, the company entered into convertible promissory notes with investors and received net proceeds of $1,269,149 after the deduction of financing fees totaling $30,000. The notes are scheduled to mature in 36 months from the issue date and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of the company’s stock issued during the company’s next qualifying financing, as defined in the notes. Accrued interest on these notes totaled $138,732 and $84,844 as of December 31, 2019 and 2018 respectively. As described below under “Securities Being Offered,” assuming at least $3,000,000 is raised in this offering, the conversion provision contained in the notes will be triggered by this offering.

On December 28, 2018, the company entered into convertible promissory notes with investors and received net proceeds of $478,614 after the deduction of financing fees totaling $14,802. Additional net proceeds for this round totaling $383,054 after the deduction of financing fees totaling $11,847 were received in 2019. The notes are scheduled to mature in 24 months from the issue date and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of the company’s stock issued during the company’s next qualifying financing, as defined in the notes. Accrued interest on these notes totaled $36,421 and $0 as of December 31, 2019 and 2018 respectively. As described below under “Securities Being Offered,” assuming at least $3,000,000 is raised in this offering, the conversion provision contained in the notes will be triggered by this offering.

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During 2018, the company entered into convertible promissory notes with investors totaling $200,000. The notes are scheduled to mature during 2021 and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of the company’s stock issued during the next qualifying financing, as defined in the notes. Accrued interest on these notes totaled $12,844 and $4,844 as of December 31, 2019 and 2018 respectively. As described below under “Securities Being Offered,” assuming at least $3,000,000 is raised in this offering, the conversion provision contained in the notes will be triggered by this offering.

During 2019, the company entered into convertible promissory notes with investors totaling $525,000. The notes are scheduled to mature during 2021 and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of the company’s stock issued during the next qualifying financing, as defined in the notes. Accrued interest on these notes totaled $8,633 as of December 31, 2019. As described below under “Securities Being Offered,” assuming at least $3,000,000 is raised in this offering, the conversion provision contained in the notes will be triggered by this offering.

The company has applied for loans being administered by the SBA under the Coronavirus Aid, Relief, and Economic Recovery Act of 2020 (“CARES Act”) to assist in maintaining payroll and operations through the period impacted by the COVID-19 pandemic. On May 5, 2020, the company received a $323,507 PPP loan with Westfield Bank, which may be partially forgivable as specified in the CARES Act.. The loan will mature 2 years from the date it was issued and will accrue interest at a rate of 1% per year. If the company does not apply for loan forgiveness, it will be required to pay principal and interest payments of $13,622.62 every month, beginning seven months from the month the loan was issued. The company intends to apply for loan forgiveness by utilizing the funds in accordance with defined loan forgiveness guidance issued by the government. The Paycheck Protection Program Flexibility Act of 2020 authorized the company to apply for forgiveness of the funds utilized over the course of 24 weeks so long as the full-time equivalent staffing level remains the same (or increases) and that at least 60% of the funds are utilized to pay payroll costs. The company intends to utilize at least 90% of the funds on payroll costs and 10% on rent/utilities exceeding the minimum 60% threshold and intends to maintain staffing levels.  Upon issuance of guidance for loan forgiveness (not currently available) the company intends to apply for full forgiveness.

Trend Information

The key trends that could materially affect LiquidPiston’s business prospects involve electrification and increased global adoption of renewable energy sources.

With respect to the worldwide focus on electrification, we recognize and support the imperative to electrify as many vehicles (land, air, and marine) as quickly as possible as makes economic, environmental, and functional sense. The fact is that fossil fuel has approximately 50 times the energy density of today's best batteries so the battery maturation curve will take many decades to even get close. Also, the energy balance and CO2 production associated with mining and processing of raw materials and production of batteries is not inconsiderable and affects the well/earth to scrap/recycle CO2 breakeven time for a car especially if the source of electrons is coal, oil, or gas (i.e., non-renewables). Getting to renewables as the major source of electricity will also take a very long time.

So, for this indefinite period of time (many decades), we believe that fossil fuels are going to be used for a major percentage of transportation vehicles, and Hybrid Electric Vehicles (“HEVs)” are forecasted to be a significant share of electrified vehicles even as several countries are putting in place mandates to force this to happen.1

If one accepts that HEVs will be the fastest growing component in vehicle propulsion technology due to driving, charging infrastructure, cost, and other realities, this presents an opportunity for LiquidPiston in fitting a niche to provide efficient, multi-fuel, power-dense internal combustion engines to enable such future HEVs. In addition, fossil fuel based propulsion and power generation is likely to remain dominant not just in the United States, but also in many developing countries for a long time due to infrastructure and economic constraints. LiquidPiston’s technology provides an opportunity to field a smaller, more efficient ICE which is proven to be able to use diesel and gasoline as well as other fuels, and can likely be adapted to work on natural gas and other fuels, positioning LiquidPiston to be a key technology provider anywhere that lightweight efficient engines are useful.

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1 See https://www.jpmorgan.com/global/research/electric-vehicles

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Outside of automotive transportation, there are major industry and government initiatives underway to develop new generations of electric and hybrid electric aircraft. It appears that many military and high-endurance commercial drones will need to go the HEV route because fuels are more energy-dense than batteries. Urban Air Mobility (“sky cabs”) is an emerging new category of urban area transportation vehicles with numerous startups and established aviation and automotive players investing to develop potentially viable solutions with the goal of services being commercially available in some metropolitan areas during this decade. The expectation is there will be some short haul all electric city “sky cabs “ but the serious players for variable range to regional aircraft will be hybrid electric for range and safety reasons. If an ICE can come close to small turbine power density and is 3- 4 times more efficient, why not drive the usage of the more efficient technology, thereby saving fuel costs and reducing CO2 in the process? With respect larger aircraft, as mentioned above, we are pursuing opportunities for our technology to enable much more efficient on-board auxiliary power which reduces overall fuel consumption and if used as an in-flight supplemental power unit can enable optimization of the main engines (i.e., smaller, less fuel because they are not supplying needs such as auxiliary power or air conditioning). Hybrid electric propulsion is going to an enabling and enduring aspect of aviation electrification.

We anticipate that hybrid electric power generation configurations will become prevalent in many applications because it will make economic and environmental sense. For example: Hybrid electric portable gensets (i.e., the engine + generator charges the battery which then powers the electronics of whatever system is being powered). LiquidPiston’s engine technology enables genset manufacturers to produce smaller and more efficient gensets.

There are some other energy-related trends and country policy decisions which can positively impact customer demand for LiquidPiston-powered products and systems:

•	The potential increased use of Compressed Natural Gas (“CNG”) and Hydrogen as "cleaner" fuels. We have yet to test gaseous fuels such as CNG but we believe that, given the design of our combustion chambers and combustion process, there's no reason that we can't efficiently burn gaseous fuels. We just haven't done it yet but will when there is a sponsoring partner. There seems to be a reasonably strong market and government policy push towards more use of CNG which foretells potential opportunities to combine CNG and efficient HEV propulsion for medium to long-haul trucking as an example.

•	The growing public concern and government policies directed at mitigating and reducing Greenhouse Gas GHG) emissions are expected to result in more stringent emissions certification standards and impact purchase decisions for fossil fuel energy conversion technologies. The impact from dramatically more efficient ICEs can be enormous with widespread adoption of those more efficient ICEs. Transportation contributes at least 15% of global CO2 production from fossil fuel usage, approximately 29% in the US. Out of the approximately 38 Gigatonnes of fossil fuel CO2 produced annually, at least 6 Gigatonnes are due to transportation. If LiquidPiston's technology replaced all legacy ICEs used in transportation, we would see a reduction of ~ 2 Gigatonnes of CO2 (which is a 5%+ reduction in global CO2 produced. The CO2 reduction will be greater when you add in distributed power generation, pumps/compressors, powered garden tools, etc. We are not projecting that LiquidPiston’s technology will replace all legacy ICEs, we are however expecting that the potential CO2 and other GHG reduction from the use of more efficient ICEs will be a positive factor for LiquidPiston’s marketing and sales efforts going forward.

Finally, with respect to the ramp up of renewable energy sources such as solar and wind, we agree that government policies and technology scale economics will result in a steady increase in renewable’s share of electric power generation, with great disparities between countries and regions. For the electric power generated this way to charge vehicle and other batteries, transmission line capacity and cost-effective grid-scale storage have to be deployed which is a slow, capital-intensive process. The vehicle electrification efficacy of electric energy regardless of source is still limited by the battery vs fuel energy density realities described above. Distributed renewable energy sources will in some instances eliminate or reduce the need for portable gensets which is one of our target application markets; however, fuel-powered gensets will still be required for portable/mobile and temporary applications and locations, as well as locations with limited grid connection or without the resources to build a local renewable electric energy infrastructure.

COVID-19

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

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On March 18 and March 22, 2020, the Company issued a policy directive to its employees defining rules and working instructions for ongoing business operations. Since LiquidPiston is considered an essential business, the company has remained open but all staff that was able to productively work from home was recommended to work remotely. Additional safety restrictions were placed onto employees whose presence was required at the company’s headquarters, including requirements for personal hygiene and social distancing.  Approximately 20% of the company’s employees have been authorized to work from the company's headquarters, specifically, covering hardware manufacturing, product assembly and testing activities, while the remainder continue to work from home.

While cancellation of existing client contracts due to pandemic-related financial hardship has not occurred to date, some negotiations for expected contracts were delayed or frozen for an indeterminate time, which has had and is expected to have a material effect on the company’s forecasted revenues. COVID-19 has also resulted in a conferences and business meetings to be cancelled, delayed, or postponed, and generally business travel has greatly reduced resulting in fewer in-person meetings with customers. The Company has adapted by using virtual meeting and conferencing tools, but the pandemic may slow business development as well as suppliers.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s officers and directors are as follows. The company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of Office	Approximate hours per week
Executive Officers:
Alexander Shkolnik	Co-Founder, President, Treasurer, Secretary	38	January 15, 2011 (1)	Full-time/40 hours
Nikolay Shkolink	Co-Founder and Vice President	67	June 21, 2004	Full-time/40 hours
Per Suneby	SVP of Corporate Development	69	May 4, 2016 (2)	Part-time/20 hours
Directors:
Alexander Shkolnik	Director	38	June 21, 2004
Nikolay Shkolnik	Director	67	June 21, 2004
Per Suneby	Director	69	March 1, 2016
(1)	Date on which Alexander assumed became the full-time CEO of the company. Alexander was a co-founder of the company in 2004 and worked part-time until 2011.
(2)	Date on which Per assumed the SVP role in the company. Per has been intermittently involved in LiquidPiston since 2008 in various capacities, including as a Board member and advisor.

Alexander Shkolnik, CEO, President and Director

Alexander Shkolnik cofounded LiquidPiston in 2004, and has been the CEO and President of the company since 2011. He has managed teams of engineers in both academic and startup environments. He is co-inventor of the X-engine, and as CEO he is responsible for business partnerships and setting the strategic direction of the company. He has 26 publications, and 37 issued / 11 pending patents. Prior to joining the company, Alexander was a Postdoctoral Research Scientist at the Massachusetts Institute of Technology (MIT) (2010-2011), and prior to that he was a Research Assistant at MIT in the Robot Locomotion Group, part of the Computer Science and Artificial Intelligence Lab (CSAIL) at MIT. Alexander was a National Science Foundation (NSF) Graduate Research Fellow (2003-2006), and an NSF/JSPS EAPSI fellow (2007). He holds BS and MS degrees in Computer Science and Mathematics, as well as a BS in Neuroscience and Behavioral Biology from Emory University. He conducted his Master’s thesis research at the NeuroEngineering lab at Georgia Tech (joint program with Emory). He also holds a PhD in Computer Science/Artificial Intelligence from MIT. Alexander is the son of Nikolay Shkolnik.

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Nikolay Shkolnik, CTO, Vice President and Director

Nikolay Shkolnik co-founded LiquidPiston in 2004 and has been its CTO and Vice President of Research and Development. Nikolay leads the innovation group within LiquidPiston, and helps set technical direction, and also manages the company’s patent portfolio. He is an experienced clean energy program manager and innovator, with expertise in leading engineering and scientific teams toward the solutions of complex technical problems. Prior to LiquidPiston, Nikolay worked as the Clean Energy Program Director from 2001 until 2006 at GEN3, a company that teaches and practices TRIZ (Russian acronym for “Theory of Inventive Problem Solving”). At GEN3, Nikolay helped companies solve challenging engineering problems using the TRIZ methodology, a systematic approach to innovation. Prior to GEN3, Nikolay was a Senior Engineer in the Value Analysis group of Milton Bradley. He also operated two startups, Quest Systems and EosSystems from 1986-1992. Prior to that, he was a Sr. Nuclear Physicist at ABB/Combustion Engineering, 1983-1986. He holds patents in a variety of fields focusing on clean energy, including super-capacitors, fuel cells, and engines. He was awarded the Motorola award for Creativity. He completed coursework towards a degree in Thermodynamics from Kiev Politech Institute before moving to the United States, then finished his studies obtaining an MS and PhD in Physics from University of Connecticut. Nikolay is the father of Alexander Shkolnik.

Per Suneby, Senior VP of Corporate Development and Director

Per Suneby joined the company in 2016 on a half-time basis as Senior Vice President in charge of Corporate Development. Since 2018, he also serves as SVP of Corporate Development and as a director of Statum Systems, Inc. a company that develops secure messaging services solutions for the health care industry. Per is also the co-founder (in 2015) and Managing Director of Sternhill Associates, a company that provides management consulting and advisory services to young innovation companies. Previously, he was an Entrepreneur-in-Residence and Venture Partner with Flagship Ventures. He was a founding Clean Energy Fellow in 2008, sponsored by the Northeast Clean Energy Council to be immersed in clean energy technologies and government/industry dynamics in order to bring experienced startup executives into the emerging Northeast clean energy cluster. He has a BASc degree in electrical engineering from the University of British Columbia and a MBA from Harvard University.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our three highest paid executive officers and directors as follows:

Name	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)	Total compensation ($)
Alexander Shkolnik	CEO/President	$220,304.00	(1)	$0	$220,304.00	(1)

Nikolay Shkolnik	CTO/Vice President	$225,168.00	(2)	$0	$225,168.00	(1)

Per Suneby	SVP of Corporate Development, Director	$135,000.00		$0	$0

(1)	In 2019 Alexander Shkolnik and Nikolay Shkolnik were also each reimbursed $26,803 in backpay for salary that was deferred from 2016. These amounts are not included in the table.

For the fiscal year ended December 31, 2019, we did not pay our directors any cash compensation for their board representation. Per Suneby receives stock options in addition to cash compensation for his roles as SVP and as Board Director. At the start of 2019, Mr. Suneby was vesting options to purchase approximately 347 shares of stock per month. At the end of 2019, Mr. Suneby was vesting options to purchase approximately 308 shares of stock each month.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of the date of this Offering Circular, the securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of each class of the company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common(2)	Alexander Shkolnik	500,000	164,511(3)	35.31%
Common(4)	Nikolay Shkolnik	500,000	0	26.57%
Common	All executive officers and directors as a group (3 people in group)	1,000,000	181,119(3)(5)	62.21%
Series Seed-1 Preferred	Colle Capital Partners I LP	24,337		27.62%
Series Seed-1 Preferred	David Cohen	48,675		55.25%
Series Seed-1 Preferred	Henry Zachs	9,739		11.05%
Series Seed-1 Preferred	All executive officers and directors as a group (3 people in group)	0	0	0

(1)	The address for all beneficial owners is 1292a Blue Hills Avenue, Bloomfield, CT 06002
(2)	250,000 shares are held by the Lauren E. Shkolnik Irrevocable Trust-2020 for the benefit of Alexander Shkolnik and his beneficiaries. Lauren is Alexander’s wife, and Alexander is the founder and CEO of LiquidPiston. An additional 250,000 shares are held by the Alexander Shkolnik Irrevocable Trust-2020, where Lauren and Alexander’s descendants are beneficiaries. Alexander has the ability to remove and name the trustee of this trust.
(3)	Represents shares issued in Regulation Crowdfunding and Regulation D offerings in which the investors granted Alexander Shkolnik, as CEO of the company, an irrevocable proxy to vote their shares. This assumes that the company’s Regulation Crowdfunding offering to sell up to 33,712 shares of Common Stock, and its ongoing private placement under Rule 506(c) of Regulation D under the Securities Act to sell up to 23,100 shares of Common Stock are each fully subscribed.
(4)	136,986 shares are held by the Valentina Shkolnik Irrevocable Trust-2020 for the benefit of Nikolay Shkolnik and his beneficiaries, including Alexander Shkolnik. Valentina is Nikolay’s wife, and Alexander is his son. Nikolay is the founder and CTO / VP of Engineering of LiquidPiston. An additional 136,986 shares are held by the Nikolay Shkolnik Irrevocable Trust-2020, where Valentina, and Nikolay’s descendants, are beneficiaries. Nikolay has the ability to remove and name the trustees of this trust. Nikolay also holds 226,028 shares outright.
(5)	Includes shares issuable upon exercise of vested options held by Per Suneby to purchase 16,608 shares of Common Stock as of July 26, 2020.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We have not entered into any transactions in which the management or related persons have interest in outside of the ordinary course of our operations.

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SECURITIES BEING OFFERED

General

The company is offering up to 638,888 shares of Common Stock, including Bonus Shares. The following description summarizes important terms of the company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the form of Amended and Restated Certificate of Incorporation, which has been approved by the company’s board of directors, subject to the approval of its stockholders, and the company’s Bylaws, copies of which have been filed as exhibits 2.1 and 2.2 to the Offering Statement of which this Offering Circular is a part.

For a complete description of Liquid Piston’s capital stock, you should refer to the form of its Amended and Restated Certificate of Incorporation and Bylaws, and applicable provisions of the Delaware General Corporation Law.

The authorized capital stock of the company consists of two classes designated, respectively, Common Stock, $0.0001 par value per share, and Preferred Stock, $0.0001 par value per share. Immediately prior to the initial closing of this offering, the company will amend and restate its Amended and Restated Certificate of Incorporation to authorize additional shares of Common Stock. Upon the filing of the amendment, the authorized capital stock will consist of 2,500,000 shares of Common Stock and 200,000 shares of Preferred Stock, of which 88,105 are designated as “Series Seed-1 Preferred Stock” and 111,895 are undesignated Preferred Stock. As of the date of this Offering Circular the outstanding capital stock included 1,174,873 shares of Common Stock and 88,105 shares of Series Seed-1 Preferred Stock. At May 15, 2020, the total number of shares subject to awards under the 2016 Stock Plan was 124,708.

Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds.

Voting Rights; Proxy

Common stockholders are entitled to one vote for each share of Common Stock held at all meetings of stockholders. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the company’s CEO to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock. The CEO was granted a similar proxy over an additional 164,511 shares of Common Stock, assuming all shares available in the company’s Regulation Crowdfunding and Regulation D offerings are sold.

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Right to Receive Liquidation Distributions

Common stockholders are entitled to liquidation payments after holders of the Preferred Stock have been paid in full from any remaining available proceeds. Any payments shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Restrictions on Transfer

The subscription agreement that investors will execute in connection with this offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO and ending on the date specified by the company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

Preferred Stock

Though we currently have no plans to issue any additional shares of Preferred Stock, upon the initial closing of this offering and the filing of our Amended and Restated Certificate of Incorporation, our board of directors will have the authority, without further action by our stockholders, to designate and issue up to 111,895 shares of Preferred Stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of Preferred Stock, any or all of which may be greater than or senior to those granted to the holders of Common Stock. Though the actual effect of any such issuance on the rights of the holders of Common Stock will not be known until such time as our board of directors determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

•	diluting the voting power of the holders of common stock; reducing the likelihood that holders of common stock will receive dividend payments;
•	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and
•	delaying, deterring or preventing a change-in-control or other corporate takeover.

Series Seed-1 Preferred Stock

88,105 shares of the authorized Preferred Stock of the company were designated "Series Seed-1 Preferred Stock". The "Series Seed-1 Original Issue Price" means $12.07 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed-1 Preferred Stock.

Dividend Rights

The company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of each series of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of such series of Preferred Stock as calculated in the company’s Amended and Restated Certificate of Incorporation.

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Voting Rights

Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Conversion Rights

Shares of Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate for each share of Preferred Stock will be one share of Common Stock per share of Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Preferred Stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the company, as further set forth in the Amended and Restated Certificate of Incorporation, all holders of Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Applicable Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b)  such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for each share of Series Seed-1 Preferred Stock is the Series Seed-1 Original Issue Price.

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

Convertible Notes

Current outstanding convertible notes are summarized in the Indebtedness section above.

The notes are all subject to automatic conversion in the event of a “Qualified Financing” as defined in the note agreements.

A “Qualified Financing” means the first sale or issuance by the company in a single transaction or series of related transactions, of its equity securities to one or more investors in an amount of $3,000,000 or more (excluding equity securities issued by conversion of the notes). In the event that the company raises more than $3,000,000 in this offering, all outstanding notes will be automatically converted into Common Stock. The outstanding principal plus any accrued interest will automatically convert at the “Conversion Price” calculated in accordance with the terms of the notes.

28

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to 472,222 shares of Common Stock (not including Bonus Shares), as described in this Offering Circular. The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering by the company and the selling stockholders:

	Per Share	Total
Public offering price	$45.00	$24,999,975.00

Placement Agent commissions	$1.575	$874,999.13

Proceeds, before expenses	$43.425	$24,124,975.90

The company will also be required to issue to StartEngine Primary warrants for the purchase of our Common Stock at an exercise price of $45.00 per share. The number of shares acquirable upon exercise of the warrant will be equal to 2% of the gross proceeds raised through StartEngine Primary, divided by $45.00 per share, rounded to the nearest whole share. If we raise the maximum amount in this offering, we would issue 11,111 warrants to StartEngine Primary.

The warrants will be exercisable for up to five years after the date on which this offering is qualified. The warrants and shares issuable upon exercise of the warrants may shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of qualification or commencement of sales of the offering pursuant to which the warrants were issued, except as provided in FINRA Rule 5110(g)(2). The warrants include customary adjustment provisions for stock splits, stock dividends, and recapitalizations and other similar transactions.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the company’s campaign page,
•	provide the company with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between the company and investors, which may be used at company’s option and
•	coordinate money transfers to the company.

In addition to the commission described above, the company will also pay $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s offering. Any portion of this amount not expended and accounted for will be returned to the company. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the company and the selling stockholders to StartEngine Primary will be approximately $890,000.

29

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities. This fee will be refunded in the event the company does not raise any funds in this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this offering are entitled to receive additional shares of Common Stock (effectively a discount) for their shares purchased (“Bonus Shares”) equal to 5%, 7.5%, 10%, or 15% of the shares they purchase, depending upon the investment level of such investors. See “—Perks” below. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. Investors in the highest bracket of these Bonus Shares will pay an effective price of approximately $39.13 per share, a discount of 13.04%. The company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the company and selling stockholders receive. Of the 83,333 Bonus Shares available in this offering, 70,833 are being sold by the company and 12,500 are being sold by the selling stockholders.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the company and the selling stockholders for their use.

The minimum investment in this offering is $765, or 17 shares of Common Stock.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

30

Pursuant to our agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company. Based on the assumed maximum amount that we might owe StartEngine Primary, we estimate the deposit hold could be for up to $1,500,000.

Startengine Secure LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

Provisions of Note in Our Subscription Agreement

Restrictions on Transfer

The subscription agreement contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the initial public offering IPO and ending on the date specified by the company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

Proxy

The subscription agreement grants an irrevocable proxy to the company’s CEO to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

Forum Selection Provisions.

The subscription agreement provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Inspection Rights

The subscription agreement provides a waiver for inspection rights granted under Delaware law. Delaware law specifies that shareholders have the right to inspect and to make copies and extracts from, the company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the company, if any.  Delaware law specifies the circumstances and manner that these rights can be exercised, including requiring that the shareholder must provide under oath a proper purpose for the exercises of these rights. This waiver will be in effect until the initial sale of the Company's securities in any future IPO.

31

Selling Stockholders

Certain stockholders of the company intend to sell up to 83,333 shares of Common Stock in this offering, plus up to 12,500 Bonus Shares. Stockholders will only participate in the offering after the company has sold 226,667 shares (not including Bonus Shares) and received gross proceeds of $10.2 million in this offering. Once the company reaches this threshold, the selling stockholders will be allowed to sell 40,000 shares, until total gross proceeds of the offering equal $12 million. After a total of 266,667 shares are sold by the company and selling stockholders in this offering (not including Bonus Shares), the selling stockholders will offer up to 15% of the 288,888 shares of Common Stock that remain to be offered (not including Bonus Shares).

Selling stockholders will participate on a pro rata basis, which means that at each closing in which selling stockholders are participating, a stockholder will be able to sell its Pro Rata Portion of the shares that the stockholder is offering (as set forth in the table below) of the number of securities being issued to investors. For example, if after raising $12 million the company holds a closing for $1 million in gross proceeds, the company will issue shares and receive gross proceeds of $850,000 while each of the selling stockholders will receive their Pro Rata Portion of the remaining $150,000 in gross proceeds and will transfer their shares to investors in this offering. Selling stockholders will not offer fractional shares and the shares represented by a stockholder’s Pro Rata Portion will be determined by rounding down to the nearest whole share.

After qualification of the Offering Statement, the selling stockholders will enter into an irrevocable power of attorney (“POA”) with the company and the CEO, as attorney-in-fact, in which they direct the company and the attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part. Selling stockholders who hold shares of the company’s Series Seed-1 Preferred Stock will convert their shares into shares of Common Stock immediately before participating in any closing. Selling stockholders who hold vested options for the purchase of Common Stock will exercise their options and pay for their shares before participating in any closing.

Selling Stockholder	Shares owned prior to Offering	Shares offered by selling securityholder (1)	Potential Bonus Shares	Shares owned after the Offering (1)	Stockholder's Pro Rata Portion
Nikolay Shkolnik (5)	500,000	81,157	12,174	406,669	97.39%
James Marsh	13,656	463	69	13,124	0.56%
Saaduddin Ishtiaq Ahmed (2)	885	200	30	655	0.24%
Adam Spitulnik (2)	807	200	30	577	0.24%
Robert O'Brien (2)	667	200	30	437	0.24%
James Marsh (2)	6,667	441	66	6,160	0.53%
Semyon Kogan (2)	2,500	165	25	2,310	0.20%
Mark Nickerson (2)	1,417	200	30	1,187	0.24%
Arthur Marks (3)	2,433	161	24	2,248	0.19%
Gino DiClemente (3)	2,921	146	22	2,753	0.18%

TOTAL (6)	531,953	83,333	12,500	436,120	100%

(1) Assumes maximum number of shares are sold in this offering and maximum number of Bonus Shares are issued.

(2) Represents shares of Common Stock issuable upon exercise of vested options, including payment for such shares of Common Stock prior to any closing.

(3) Represents shares of Common Stock issuable upon conversion of Series Seed-1 Preferred Stock on a 1-for-1 basis.

(4) “Pro Rata Portion” represents that portion that a stockholder may sell in the offering expressed as a percentage where the numerator is the amount offered by the stockholder divided by the total number of shares offered by all selling stockholders.

(5) Nikolay Shkolnik controls stock through the Valentina Shkolnik Irrevocable Trust-2020; the Nikolay Shkolnik Irrevocable Trust-2020; and owns other shares outright. Alexander Shkolnik (CEO) is co-trustee and secondary beneficiary of both trusts.

(6) The total number of shares owned by the selling stockholders prior to this offering represents 34% of the company’s capital stock, on a fully diluted basis, assuming all options are exercised, shares of Preferred Stock are converted to Common Stock, and all convertible notes convert to shares of Common Stock.

32

Perks

At stepped investment levels, the company plans to offer the following benefits at various levels of investment:

Minimum Dollar Investment	Rewards
$2,000	Choice of custom owners’ T-shirt or “Love the smell of Jet Fuel in the Morning” coffee mug*
$5,000	Choice of T-shirt or mug*, plus 5% Bonus Shares
$10,000	Choice of T-shirt or mug*, plus 7.5% Bonus Shares
$25,000	Choice of T-shirt or mug*, plus 10% Bonus Shares, plus invitation to a private tour of the LiquidPiston facility **
$50,000	Choice of T-shirt or mug*, plus 15% Bonus Shares, plus invitation to a private tour of the LiquidPiston facility, plus lunch with a Liquid Piston Founder **

* shipping is free within the continental United States, other investors will be asked to pay shipping. Approximate market value $10.

** at mutually arranged time, investor is responsible for travel arrangements and expenses.

The anticipated total cost of the rewards that may be issued in this Regulation A offering is approximately $125,000, not inclusive of Bonus Shares.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

33

LiquidPiston, Inc.

Audited Financial Statements

for the Periods Ended

December 31, 2019 and 2018

Independent Auditor’s Report	F-2

Financial Statements
LiquidPiston, Inc. Balance Sheets	F-3
LiquidPiston, Inc. Statement of Operations	F-4
LiquidPiston, Inc. Statement of Changes in Stockholders’ Deficit	F-5
LiquidPiston, Inc. Statement of Cash Flows	F-6

Notes to LiquidPiston, Inc. Financial Statements	F-7 - F-17

F-1

Bennett & Company, PC

34 Jerome Ave, Suite 312

Bloomfield, CT 06002

860-243-3333

Fax: 860-726-1111

Independent Auditor’s Report

March 5, 2020

To the Board of Directors and Stockholders
of LiquidPiston, Inc.

We have audited the accompanying financial statements of LiquidPiston, Inc. which comprise the balance sheets as of December 31, 2019 and 2018, and the related statement of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of LiquidPiston, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Bennett & Company, PC

Certified Public Accountants

F-2

LIQUIDPISTON, INC.

BALANCE SHEETS

	December 31,
	2019	2018

Assets
Current Assets:
Cash and cash equivalents	$1,554,653	$2,082,830
Accounts receivable	302,171	–
Prepaid expenses and other current assets	49,153	108,610

Total current assets	1,905,977	2,191,440

Property and equipment, net	46,466	60,727
Deposits	2,000	2,000
Patents, net	641,995	556,269

Total Assets	$2,596,438	$2,810,436

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$302,566	$490,896
Current portion of convertible debt	2,170,041	1,256,000

Total Current Liabilities	2,472,606	1,746,896

Convertible debt (less current portion) net of unamortized issue costs of $17,428 and $28,903 at December 31, 2019 and 2018, respectively.	725,000	2,188,661

Total Liabilities	3,197,606	3,935,557

Commitments and contingencies (Note 9)

Stockholders’ Deficit:
Common stock, $0.0001 par value per share; 1,600,000 and 2,000,000 shares authorized and 1,129,131 and 1.000,500 shares issued and outstanding at December 31, 2019 and 2018, respectively.	113	100
Series Seed-1 Preferred stock, $0.0001 par value per share; 90,000 shares authorized; 88,105 shares issued and outstanding at December 31, 2019.	1,063,591	–
Additional paid-in capital	19,618,900	18,953,185
Accumulated deficit	(21,283,773)	(20,078,406)

Total Stockholders’ Deficit	(601,168)	(1,125,121)

Total Liabilities and Stockholders’ Deficit	$2,596,438	$2,810,436

The accompanying notes are an integral part of these financial statements.

F-3

LIQUIDPISTON, INC.

STATEMENT OF OPERATIONS

	Year Ended December 31,
	2019	2018
Revenue	$2,093,908	$2,840,294

Cost of Revenue	454,415	–

Gross Profit	1,639,494	2,840,294

Operating Expenses:
Research and development	2,022,021	3,101,281
General and administrative	663,940	564,696

Total Operating Expenses	2,685,961	3,665,978

Loss from Operations	(1,046,468)	(825,684)

Other Income (Expense):
Interest and other income	27,407	31,801
Interest expense	(186,306)	(155,825)

Total Other Income (Expense)	(158,899)	(124,024)

Net Loss	$(1,205,366)	$(949,708)

Deficit Beginning of Year	(20,078,406)	(19,128,698)

Deficit End of Year	$(21,283,772)	$(20,078,406)

Net loss per common share - basic and diluted	$(1.09)	$(0.95)

Weighted average number of common shares outstanding	1,104,315	1,000,383

The accompanying notes are an integral part of these financial statements.

F-4

LIQUIDPISTON, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Series Seed-1 Preferred		Additional	Retained
	Shares Issued	TOTAL	Shares Issued	TOTAL	Paid-in Capital	Earnings (Def)	NET DEFICIT	Available Options
BALANCE 12/31/17	1,000,000	$100	–	$–	$18,941,601	$(19,128,698)	$(186,997)	99,238
FYE 12/31/18:
Options Issued	–	–	–		–	–	–	0
Options Forfeited	–	–	–	–	–	–	–	(1,500)
Options Exercised	500	$–			$294	–	$294	(500)
Stock Based Compensation Expense	–	–	–	–	$11,290	–	$11,290	–
Net Income (Loss)	–	–	–	–	–	$(949,708)	$(949,708)	–

BALANCE 12/31/18	1,000,500	$100	0	$–	$18,953,185	$(20,078,405)	$(1,125,120)	97,238
FYE 12/31/19:
Options Issued	–	–	–	–	–	–	–	(65,258)
Options Forfeited	–	–	–	–	–	–	–	38,341
Options Exercised	2,153	$–	–	–	$1,270	–	$1,270	(2,152)
Stock Based Compensation Expense	–	–	–	–	$8,354	–	$8,354	–
Convertible debt conversion	126,478	$13	88,105	$1,063,591	$656,091	–	$1,719,695	–
Net Income (Loss)	–	–	–	–	–	$(1,205,368)	$(1,205,368)	–

BALANCE 12/31/19	1,129,131	$113	88,105	$1,063,591	$19,618,900	$(21,283,773)	$(601,169)	68,169

The accompanying notes are an integral part of these financial statements.

F-5

LIQUIDPISTON, INC.

STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2019	2018

Operating activities:
Net income (loss)	$(1,205,366)	$(949,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	8,354	11,290
Depreciation	14,262	37,040
Amortization	39,795	33,519
Changes in operating assets and liabilities:
Accounts receivable	(302,171)
Prepaid expenses and other	59,457	(42,649)
Accounts payable, accrued expenses and other	(188,331)	126,785

Net cash provided (used) in operating activities	(1,573,999)	(783,723)

Investing activities:
Purchase of intangible assets	(125,521)	(170,349)

Net cash used in investing activities	(125,521)	(170,349)

Financing activities:
Proceeds from sale of common stock	657,375	295
Proceeds from sale of series seed-1 preferred stock	1,063,591
Proceeds (Repayment) of convertible debt	(549,622)	688,614

Net cash provided by financing activities	1,171,343	688,909

Net increase (decrease) in cash and cash equivalents	(528,177)	(265,163)

Cash and cash equivalents at beginning of year	2,082,830	2,347,993

Cash and cash equivalents, at end of year	$1,554,653	$2,082,830

The accompanying notes are an integral part of these financial statements.

F-6

LIQUIDPISTON, INC.

NOTES TO FINANCIAL STATEMENTS

1. Nature of Organization and Operations

LiquidPiston, Inc. (“LiquidPiston” or the “Company”) was incorporated in the State of Delaware on June 21, 2004, and maintains its headquarters and physical plant in Bloomfield, Connecticut.

LiquidPiston develops advanced rotary engines based on the Company’s patented thermodynamic cycle and engine architecture. By rethinking the engine starting with basic scientific principles, engines can be significantly improved on all parameters – efficiency, weight, size, vibration, and noise.

To date, the Company has raised a total of approximately $20,700,000 in gross proceeds from the sale of both Common Stock and Preferred Stock.

On January 13, 2016 the Shareholders of LiquidPiston approved an Agreement and Plan of Merger (“Merger Agreement”), pursuant to which, among other things, LiquidPiston Holdings, Inc., a Delaware corporation merged with and into LiquidPiston. At that time, the separate corporate existence of LiquidPiston Holdings, Inc. thereupon ceased and LiquidPiston continued as the surviving corporation. In connection with the merger, shareholders elected to convert all of the Company’s Preferred Stock into common stock. These new common shares were then canceled in accordance with the Merger Agreement in exchange of a $100,000 payment. In accordance with the Merger Agreement each outstanding Company stock option was canceled pursuant to Article IV, Section 7 of the Company’s 2007 Equity Incentive Plan. Upon completion of the Merger Agreement the two founding shareholders of LiquidPiston owned 100% of the surviving corporation.

The Company is subject to a number of risks similar to other technology oriented companies in the current stage of its life cycle including, but not limited to, the need to obtain adequate additional funding, possible failure of discovery testing or development studies, the need to obtain governmental approval for its product candidates, competitors developing new or superior technological innovations, the need to successfully commercialize and gain market acceptance of any of the Company’s products that are approved, and protection of proprietary technology. If the Company does not successfully commercialize any of its products or mitigate any of these other risks, it will be unable to generate revenue or achieve profitability which could ultimately result in the complete loss of stockholders’ investments and the closing of the Company.

The Company incurred losses from operations and has had negative cash flows from operating activities since its inception. The Company’s current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing research and development activities. The Company has generated revenues totaling $2,093,908 and $2,840,294 for the years 2019 and 2018, respectively, of which $1,148,031 and $2,840,294 for the years 2019 and 2018 were Other Transaction Authority (“OTA”) agreements contracted by the Department of Defense. OTA’s are legally binding instruments, not grants, that may be used by the government to engage industry and academia for a broad range of research and prototyping activities. OTA agreements are considered contracts that fall under the guidance of ASC 606 for revenue recognition purposes.

There can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, or that its cash resources will fund the Company’s operating plan for the period anticipated by the Company or that additional funding will be available on terms acceptable to the Company, or at all. The Company will need to raise additional funds in order to further advance its research and development programs, commence additional development studies, and operate its business and meet its obligations as they come due. The Company is pursuing financing alternatives, which include convertible debt agreements and permanent equity financing. However, neither financing or additional equity raises may not be available to the Company in the necessary time frame, in amounts that the Company requires, on terms that are acceptable to the Company, or at all. If the Company is unable to raise the necessary funds when needed or reduce spending on currently planned activities, it may not be able to continue the development of its product candidates or the Company could be required to delay, scale back, or eliminate some or all of its development programs and other operations which will materially harm its business, financial position and results of operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

F-7

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Estimates are used in the following areas, among others: revenue recognition, prepaid and accrued research and development expense, stock-based compensation expense and income taxes. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected.

Cash and Cash Equivalents / Concentrations of Credit Risk

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents. Cash and cash equivalents consist of all cash on hand and US Treasury backed money market funds with original maturities of three months or less at the time of purchase. The Company considers its money market funds to be Level 1 instruments as discussed below. Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash with high credit quality financing institutions and monitors credit risk with individual financial institutions and issuers which, at times, may exceed federally insured limits. The Company has not experienced any losses in such amounts and does not believe its exposed to any significant credit risk with respect to the Company’s cash and cash equivalents balances.

Major customer – approximately 55% of the revenue earned in 2019 and 100% of the revenue earned in 2018 was the result of contracts with the United States Army and the Defense Advanced Research Project Agency (DARPA).

Research and Development

Research and development costs are expensed as incurred. Research and development expense consists of (i) employee-related expenses, including salaries, benefits, travel and stock-based compensation expense; (ii) external research and development expenses incurred under arrangements with third parties, such as contract research organizations and consultants; (iii) the cost of tools and materials needed in the research and development process.

Patents

Costs incurred in connection with the application for and issuances of patents are initially recognized at cost and are subsequently carried at cost less accumulated amortization and accumulated impairment losses. These costs are amortized to profit or loss using the straight-line method over 20 years, which is the shorter of their estimated useful lives and periods of contractual rights. On an annual basis, the Company initiates an impairment analyses test. When this test indicates the potential for impairment, a fair value assessment is performed and the assets are written down to their respective fair values. Determining the fair value of long-lived assets is a judgment involving significant estimates and assumptions.

Revenue Recognition

In January 2018, the Company adopted Accounting Standard Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018.

The Company determines revenue recognition by:

1.  Identifying the contract, or contracts with the customer;

2.  Identifying the performance obligations in the contract;

3.  Determining the transaction price;

4.  Allocating the transaction price to performance obligations in the contract;

5.  Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised goods or services.

F-8

Revenue is recognized when control of the promised good or services is transferred to customers, in the amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Revenues are considered earned based on an evaluation of the progress to completion of specific tasks under each contract using information and data collected by the Company or by the achievement of an agreed milestone as defined in the contract.

Advertising Costs

Advertising costs are expensed as incurred and included in sales and marketing expense on the statements of operations. Total advertising costs for the years ended December 31, 2019 and 2018 were $16,418, and $11,923 respectively.

Income Taxes

Income taxes are recorded in accordance with ASC Topic 740, Income Taxes, or ASC 740, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and for loss and credit carryforwards using enacted tax rates anticipated to be in effect for the year in which the differences are expected to reverse. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities to a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company uses financial projections to support its net deferred tax assets, which contain significant assumptions and estimates of future operations. If such assumptions were to differ significantly from actual future results of operations, it may have material impact on the Company’s ability to realize its deferred tax assets. At the end of each period, the Company assesses the ability to realize the deferred tax assets. If it is more likely than not that the Company would not realize the deferred tax assets, then the Company would establish a valuation allowance for all or a portion of the deferred tax asset.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2019 and 2018, the Company does not have any uncertain tax positions. The Company recognizes interest and penalties related to uncertain tax positions, if any exist, in income tax expense.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards to employees in accordance with ASC Topic 718, Compensation – Stock Compensation, or ASC 718. Additionally, the Company accounts for all awards to consultants of the Company in accordance with ASC topic 505-50, Equity Based Payments to Non-Employees. ASC 718 requires all stock-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the statements of operations based on their fair values. All the Company’s stock-based awards are subject only to service-based vesting conditions. The Company estimates the fair value of its stock-based awards using the Black-Scholes option pricing model, which requires the input of assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. The fair value of restricted stock awards is determined based on the Company’s estimated common stock value at the time of grant.

Due to the historical lack of a public market for the trading of the Company’s common stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and industry focus. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company.

F-9

The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term, as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees, and utilizes the contractual term for options granted to non-employees. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.

Compensation expense related to awards to employees and consultants of the Company is calculated on a straight-line basis by recognizing the grant date fair value, or re-measured value for consultants over the associated service period of the award, which is generally the vesting term.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses. The Company values cash equivalents using quoted market prices. The fair value of accounts payable and accrued expenses approximates it carrying value because of its short-term nature.

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

•	Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date

•	Level 2 – Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly

•	Level 3 – Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable

To the extent that a valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. There were no transfers within the fair value hierarchy in the years ended December 31, 2019 and 2018. The assets of the Company measured at fair value on a recurring basis as of December 31, 2019 and 2018 are summarized below:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets:
Cash and cash equivalents	$1,554,653	–	–	$1,554,653
Total assets	$1,554,653	$–	$–	$1,554,653
December 31, 2018
Assets:
Cash and cash equivalents	$2,082,830	–	–	$2,082,830
Total assets	$2,082,830	$–	$–	$2,082,830

F-10

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, renewals, and betterments of property are capitalized and depreciated over the estimated useful life. Expenditures for repairs and maintenance are charged to expense as incurred. The Company provides for depreciation and amortization of assets recorded using the straight-line method over estimated useful lives as follows:

Computer and office equip	5-7 years
Machinery	5-7 years
Leasehold improvements	15 years

Impairment of long-lived assets:

Long-lived assets with definite lives are reviewed for impairment whenever changes in events or circumstances indicate their carrying values may not be recoverable. The impairment analyses are conducted in accordance with FASB ASC Topic 360, Property, Plant and Equipment. The recoverability of carrying value is determined by comparison of the asset’s carrying value to its future undiscounted cash flows. When this test indicates the potential for impairment, a fair value assessment is performed and the assets are written down to their respective fair values. Determining the fair value of long-lived assets is a judgment involving significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, and future economic and market conditions. The Company bases its fair value estimates on assumptions that management believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from these estimates.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 is a comprehensive new lease standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. Topic 842 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. The ASU is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years; earlier adoption is permitted. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases”. The amendments are intended to address narrow aspects of the guidance issued in the amendments in ASU 2016-02. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which provides an additional and optional transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. These provisions are effective for reporting periods beginning after December 15, 2019 for the Company. Early adoption is permitted. The Company is currently evaluating the impact that adopting ASU 2016-02 and related amendments will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 refines how companies classify certain aspects of the cash flow statement in regard to debt prepayment, settlement of debt instruments, contingent consideration payments, proceeds from insurance claims and life insurance policies, distribution from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019 with early adoption permitted. The Company adopted the standard in 2018 noting that it did not have a material impact on the Company’s financial statements and related disclosures.

F-11

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting” (“ASU 2017-09”). The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2017-09 during the year ended December 31, 2018, with no impact to the Company’s financial statements.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” (“ASU 2018-07”) to simplify the accounting for share–based payments granted to nonemployees by aligning the accounting with the requirements for employee share–based compensation. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but no earlier than a company’s adoption of ASU 2014-09. The Company is currently evaluating the impact of this pronouncement on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement - Disclosure Framework (Topic 820)” (“ASU 2018-13”). ASU 2018-13 improves the disclosure requirements on fair value measurements. The updated guidance if effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the timing and impact of adopting the updated provisions.

3. Property and Equipment

Property and equipment consist of the following as of:

	December 31,
	2019	2018

Computer and office equipment	$113,497	$113,497
Machinery	703,684	703,684
Leasehold improvements	4,329	4,329

Total property and equipment	821,510	821,510
Accumulated depreciation	(775,044)	(760,783)

Property and equipment, net	$46,466	$60,727

4. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of:

	December 31,
	2019	2018

Accounts payable	$88,255	$131,105
Interest	196,630	305,608
Salary	–	53,026
Other	17,681	1,157

Total accounts payable and accrued expenses	$302,566	$490,896

5. Convertible Debt

During 2016, the Company entered into convertible promissory notes with investors totaling $1,481,000 that matured in 2019. The notes bore interest at a rate of 6% per annum. On August 23, 2019 $905,000 of convertible notes from 2016 with accrued interest totaling $158,591 were converted into 88,105 shares of Series Seed-1 Preferred Stock. The conversion was based on an average calculated price per share of $12.0714 in accordance with the convertible note documents. Also during 2019, $556,000 of convertible notes from 2016 with accrued interest totaling $100,104 were converted into 126,478 shares of Common Stock.

F-12

During 2017, the Company entered into convertible promissory notes with investors and received net proceeds of $1,269,149 after the deduction of financing fees totaling $30,000. The Company recorded these fees as deferred financing costs and are included as a debt discount to the outstanding notes on the accompanying balance sheet. The debt discount was charged to non-cash interest expense over the 36-month term of the notes. The debt discount interest expense totaled $10,000 and $10,000 for the years ending December 31, 2019 and 2018, respectively. The notes are scheduled to mature in 36 months from the issue date and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of stock issued during the next qualifying financing, as defined, prior to their maturity date. Accrued interest on these notes totaled $138,732 and $84,844 as of December 31, 2019 and 2018, respectively.

On December 28, 2018, the Company entered into convertible promissory notes with investors and received net proceeds of $478,614 after the deduction of financing fees totaling $14,802. Additional net proceeds for this round totaling $383,054 after the deduction of financing fees totaling $11,847 were received in 2019. The Company recorded these fees as deferred financing costs which are included as a debt discount to the outstanding notes on the accompanying balance sheet. The debt discount was charged to non-cash interest expense over the 24-month term of the notes. The debt discount interest expense totaled $13,325 and $0 for the years ending December 31, 2019 and 2018, respectively. The notes are scheduled to mature in 24 months from the issue date and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of stock issued during the next qualifying financing, as defined prior to their maturity date. Accrued interest on these notes totaled $36,421 and $0 as of December 31, 2019 and 2018, respectively.

During 2018, the Company entered into convertible promissory notes with investors totaling $200,000. The notes are scheduled to mature during 2021 and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of stock issued during the next qualifying financing, as defined, prior to their maturity date. Accrued interest on these notes totaled $12,844 and $4,844 as of December 31, 2019 and 2018 respectively.

During 2019, the Company entered into convertible promissory notes with investors totaling $525,000. The notes are scheduled to mature during 2021 and bear interest at a rate of 4% per annum. The notes are automatically convertible into shares of stock issued during the next qualifying financing, as defined prior to their maturity date. Accrued interest on these notes totaled $8,633 as of December 31, 2019.

6. Common Stock

The Company had 1,600,000 and 2,000,000 shares of authorized Common Stock as of December 31, 2019 and 2018 respectively par value $0.0001.

The Common Stock has the following characteristics:

Voting

The holders of Common Stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings.

Dividends

The holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors. Since the Company’s inception, no dividends have been declared or paid to the holders of Common Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably in the Company’s assets.

7. Series Seed-1 Preferred Stock

The Company had 90,000 and 0 shares of authorized Series Seed-1 Preferred Stock, as of December 31, 2019 and 2018, respectively.

F-13

The Series Seed-1 Preferred Stock has the following characteristics:

Voting

Each holder of outstanding shares of Series Seed-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Dividends

The holders of Series Seed-1 Preferred Stock are entitled to receive dividends, if and when declared by the Board of Directors. Since the Company’s inception, no dividends have been declared or paid to the holders of Common Stock.

Liquidation, dissolution or winding up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the holders of the Series Seed-1 Preferred Stock have first priority to be paid an amount equal to the greater of (i) the Series Seed-1 Preferred Stock issuance price plus dividends declared or (ii) such amounts that would have been owed to the Series Seed-1 Preferred Stock holders if the Series Seed-1 Preferred Stock shares had been converted to Common Stock of the Company prior to the liquidation event. Following payments to the Series Seed-1 Preferred Stock shareholders, all remaining assets of the Company will be distributed to the Common Stock shareholders on a pro rata basis

Conversion

Each share of Series Seed-1 Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as defined in the Company’s Amended and Restated Certificate of Incorporation.

8. Stock-Based Compensation

In 2016, the Company’s Board of Directors adopted, and the stockholders approved, the LiquidPiston, Inc. 2016 Stock Option and Grant Plan (the “2016 Plan”). The 2016 Plan provides for the issuance of incentive awards up to 200,000 shares of common stock to officers, employees, consultants and directors.

Stock Options

The options granted generally vest over 36-48 months. Under the 2016 Plan, options generally vest in installments of 25% at the one-year anniversary and thereafter in equal monthly installments after the one-year anniversary date, subject to the employee’s or consultant’s continuous service with the Company. The options generally expire ten years after the date of grant. The fair value of the options at the date of grant is recognized as an expense over the requisite service period.

During the years ended December 31, 2019 and 2018, 65,258 and 0 option awards were granted, respectively. At December 31, 2019 and 2018, 68,169 and 97,238 shares respectively were reserved for issuance under the 2016 Plan. Stock compensation expense totaled $8,354 and $11,290 for the years ended December 31, 2019 and 2018, respectively.

F-14

The following table summarizes the stock option activity during the years ended December 31, 2019 and 2018:

Shares
Outstanding, December 31, 2017	100,762

Granted	–
Exercised	(500)
Expired/cancelled	(1,500)

Outstanding, December 31, 2018	98,762

Granted	65,258
Exercised	(2,152)
Expired/cancelled	(37,160)

Outstanding, December 31, 2019	124,708
Expected to vest, December 31, 2020	15,886
Options exercisable, December 31, 2019	66,423

F-15

9. Income Taxes

The Tax Cuts and Jobs Act (“2017 Tax Act”) was signed into law on December 22, 2017. The 2017 Tax Act significantly revised the U.S. corporate tax by, among other things, lowering the statutory corporate tax rate from 35% to 21% in 2018. The Company completed its determination of the accounting implications of the 2017 Tax Act during 2018, and there was no material impact to the Company’s provision for income taxes during 2018.

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statements and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which taxes are expected to be paid or recovered. The tax benefit arising from the Company’s net loss has been offset by an increase in the valuation allowance.

Accordingly, the Company had no net income tax provision or benefit during the periods ended December 31, 2019 and 2018.

In assessing the realizability of net deferred tax assets, management considers whether it is more likely than not that the net deferred tax assets will be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management has established a full valuation allowance against the net deferred tax assets at December 31, 2019 and 2018 as management cannot currently determine that the realization of these future benefits is likely.

At December 31, 2019, the Company has approximately $20,282,599 of federal NOL carryforwards which will expire between the years 2024 to 2039. Additionally, the Company has approximately $20,386,064 of state and local NOL carryforwards which expire through 2039. As of December 31, 2019 the Company has generated approximately $439,530 of federal research and development credits which can be carried forward and used against future taxes. Finally, the Company has approximately $218,863 of state research and development credits available to carryforward to future years.

Under the provisions of the Internal Revenue Code, NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities until fully utilized. NOL and tax credit carryforwards may be subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders by more than 50% over a three-year period, as defined in Sections 382 and 383 of the Internal Revenue Code and similar state provisions. The amount of the annual limitation is determined based on the value of the Company immediately before the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the date of the Company’s formation due to the significant complexity and cost associated with such study and that there could be additional changes in control in the future. As a result, the Company is unable to estimate the effect of these limitations, if any, on the Company’s ability to utilize NOL and tax credit carryforwards in the future. A full valuation allowance has been provided against the Company’s NOL and tax credit carryforwards and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the NOL and tax credit carryforwards and the valuation allowance.

The Company has not yet conducted a study to document whether its research activities may qualify for the research and development tax credit. Such a study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed, and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credit and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance.

As of December 31, 2019, and 2018, the Company had no accrued uncertain tax positions or associated interest or penalties and no amounts have been recognized in the Company’s statements of operations and comprehensive loss.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.

F-16

10. Commitments and Contingencies

The Company entered into a lease for its location in Bloomfield, Connecticut. Rent expense for the year 2018 was $2,000 per month. Beginning in 2019 the rent increased to $4,000 per month and is due on a month to month basis and therefore there is no future commitment for the Company. Total rent expense for all operating leases was $48,000 and $24,000 for the years ended December 31, 2019 and 2018, respectively.

From time to time, the Company may be exposed to litigation relating to products and operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material, adverse effect on the Company’s financial condition or results of operations.

In conjunction with the Company's second offering pursuant to Regulation Crowdfunding, the company included 2016 and 2017 financial statements that were reviewed by a third-party accountant but were not audited in accordance with the rules under Regulation Crowdfunding. The company underwent a full audit of its 2017 and 2018 financial statements, and the audited statements of 2017 did not materially differ from those that had been reviewed. Since the conditions of Regulation Crowdfunding were not met, investors in the second Regulation Crowdfunding offering, which raised $793,137, may have the right to have their investments refunded.

11. Subsequent Events

The Company has evaluated subsequent events through March 5, 2020, the date on which the financial statements were available to be issued and did not note any additional subsequent events requiring recording or disclosure in the financial statements for the years ended December 31, 2018 and 2019, other than those discussed below.

In January 2020 the Company initiated a fundraising campaign in accordance with Regulation CF under the provisions of Title III of the JOBS Act of 2012. The campaign closed April 03 2020, with the Company raising $1,069,377 based on a Company valuation of $51.6M.

F-17

PART III

INDEX TO EXHIBITS

1. Posting Agreement with StartEngine Primary*

2.1 Form of Amended and Restated Certificate of Incorporation*

2.2 Bylaws*

3. Irrevocable Power of Attorney

4. Form of Subscription Agreement

6.1 Stock Option Plan*

6.2 Employment Contract of Alexander Shkolnik*

6.3 Employment Contract of Nikolay Shkolnik*

8. Form of Escrow Agreement

11. Consent of Bennet & Company, PC

12. Opinion of CrowdCheck Law LLP

*	Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield, State of Connecticut, on June 23, 2020.

LiquidPiston, Inc.

/s/ Alexander Shkolnik

By Alexander Shkolnik, Chief Executive Officer

LiquidPiston, Inc.

Date: June 23, 2020

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alexander Shkolnik

By Alexander Shkolnik, Chief Executive Officer, President, Principal Financial Officer, Principal Accounting Officer and Director

Date: June 23, 2020

/s/ Nikolay Shkolnik

By Nikolay Shkolnik, Director

Date: June 23, 2020

/s/ Per Suneby

By Per Suneby, Director

Date: June 23, 2020

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